                                                                     Exhibit 5.1

                    [Letterhead of Willkie Farr & Gallagher]

June 19, 2002


Ventas, Inc.
Ventas Realty, Limited Partnership
Ventas Capital Corporation
Ventas LP Realty, L.L.C.
4360 Brownsboro Road, Suite 115
Louisville, Kentucky  40207-1642

Re:    Registration Statement on Form S-4
       File No. 333-89312

Ladies and Gentlemen:

We are counsel to Ventas, Inc., a Delaware corporation ("Ventas"), Ventas Realty, Limited Partnership, a Delaware limited partnership ("Ventas LP"), Ventas Capital Corporation, a Delaware corporation ("Ventas Capital"), and Ventas LP Realty, L.L.C., a Delaware limited liability company ("Ventas LLC," and, together with Ventas, Ventas LP and Ventas Capital, the "Registrants"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-89312) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $175,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2009 of Ventas LP and Ventas Capital unconditionally guaranteed by Ventas and Ventas LLC and $225,000,000 aggregate principal amount of 9% Senior Notes due 2012 of Ventas LP and Ventas Capital unconditionally guaranteed by Ventas and Ventas LLC (collectively, the "New Notes") offered in exchange for all outstanding 8 3/4% Senior Notes due 2009 of Ventas LP and Ventas Capital unconditionally guaranteed by Ventas and Ventas LLC and all outstanding 9% Senior Notes due 2012 of Ventas LP and Ventas Capital unconditionally guaranteed by Ventas and Ventas LLC originally issued and sold in reliance upon an exemption from registration under the Securities Act (collectively, the "Original Notes").

The Original Notes were issued under, and the New Notes are to be issued under, two indentures (the "Indentures"), each dated as of April 17, 2002, entered into between Ventas LP and Ventas Capital, as issuers, Ventas and Ventas LLC, as guarantors, and U.S. Bank National Association, as trustee (the "Trustee"). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the "Exchange Offer"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the prospectus included in the Registration Statement.

In so acting, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (a) the Notes, (b) the Indentures, (c) the guarantees of the Notes, (d) the Certificate of

Ventas, Inc.
Ventas Realty, Limited Partnership
Ventas Capital Corporation
Ventas LP Realty, L.L.C.
June 19, 2002
Page 2


Incorporation, as amended, and the Third Amended and Restated By-Laws of Ventas,
(e) the Certificate of Limited Partnership, as amended, and the First Amended and Restated Agreement of Limited Partnership of Ventas LP, (f) the Certificate of Incorporation and By-Laws of Ventas Capital and (g) the Certificate of Formation and Limited Liability Company Agreement, as amended, of Ventas LLC.

We have also examined original, reproduced or certified copies of such records of the Registrants as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties other than the Registrants; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Registrants submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Notes and the Indentures) by all parties thereto (other than the Registrants) and the binding effect of such documents and agreements on all such parties; (iv) the legal right and power of all such parties other than the Registrants under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon representations contained in the Notes and the Indentures; certificates of the Registrants, and their respective officers, employees, agents and representatives; and certificates of public officials. We have not independently investigated or verified the matters set forth therein.

A. Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

      1. The execution and delivery of the Indentures have been duly authorized by the Registrants, and the Indentures constitute legal, valid and binding obligations enforceable against the Registrants in accordance with the terms thereof.

      2. The New Notes have been duly authorized by Ventas LP and Ventas Capital and, when duly executed by the proper officers of Ventas LP and Ventas Capital, duly authenticated by the Trustee and issued by Ventas LP and Ventas Capital in accordance with the terms of the applicable Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of Ventas LP and Ventas Capital, will be entitled to the benefits of the applicable Indenture and will be enforceable against Ventas LP and Ventas Capital in accordance with the terms thereof.

Ventas, Inc.
Ventas Realty, Limited Partnership
Ventas Capital Corporation
Ventas LP Realty, L.L.C.
June 19, 2002
Page 3



       3. The guarantees of the New Notes by Ventas and Ventas LLC have been duly authorized by Ventas and Ventas LLC and, when the New Notes are duly executed by the proper officers of Ventas LP and Ventas Capital, duly endorsed by the proper officers of Ventas and Ventas LLC, duly authenticated by the Trustee and issued by Ventas LP and Ventas Capital in accordance with the terms of the applicable Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of Ventas and Ventas LLC, will be entitled to the benefits of the applicable Indenture and will be enforceable against Ventas and Ventas LLC in accordance with the terms thereof.

B.     The foregoing opinions are subject to the following qualifications:

       The opinions set forth in paragraphs A1 through and including A3 above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Federal laws of the United States.

We hereby consent to being named as counsel for the Registrants in the Registration Statement and under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Willkie Farr & Gallagher